EX-99.13(A)

Consent of Ernst & Young LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference made to our firm under the captions “Condensed Financial Information”, “Independent Registered Public Accounting Firm” and “Experts” and to the use of our report dated February 25, 2005 on the Stock Index Account of TIAA Separate Account VA-1 included in this Registration Statement (Form N-3 No. 33-79124) of TIAA Separate Account VA-1.

We also consent to the use of our report on Teachers Insurance and Annuity Association of America (“TIAA”) dated April 20, 2005 included in this Registration Statement. Such report expresses our opinion that TIAA’s statutory-basis financial statements present fairly, in all material respects, the financial position of TIAA at December 31, 2004 and 2003, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2004 in conformity with accounting practices prescribed or permitted by the New York State Insurance Department. Such report also expresses our opinion that TIAA’s statutory-basis financial statements do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of TIAA at December 31, 2004 and 2003, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2004.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

New York, New York

April 29, 2005